Exhibit 99.1

CONTACTS:

MEDIA:

Brian E. Goerke

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC EARNS RECORD $1.3 BILLION FOR 2005

Fourth Quarter Earnings Grow 16 Percent to Record $355 Million

Operating Leverage Continues to Improve

PITTSBURGH, Jan. 19, 2006 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported record annual earnings of $1.3 billion, or $4.55 per diluted share in 2005, compared with $1.2 billion, or $4.21 per diluted share, in 2004. Fourth quarter 2005 earnings were a record $355 million, or $1.20 per diluted share, compared with $307 million, or $1.08 per diluted share, in the year-earlier period.

“We delivered record earnings through outstanding execution of our strategic initiatives. Client growth across our businesses drove a strong increase in revenue. And the early success of One PNC expense initiatives fueled positive operating leverage for the quarter,” said Chairman and Chief Executive Officer James E. Rohr. “Although the competitive and economic environment for 2006 poses some challenges, we believe we are well positioned to build on our outstanding performance in 2005.”

HIGHLIGHTS

•	Total taxable-equivalent revenue for 2005 increased 14 percent compared with the prior year, driven by continued growth in fee-based businesses and net interest income. In the fourth quarter of 2005, noninterest income accounted for 67 percent of total revenue, up from 64 percent for the same period in 2004.

•	Average deposits for the year increased $7.9 billion, or 16 percent, compared with 2004, driven by higher money market deposits, certificates of deposit and other time deposits as well as growth in demand deposit balances, including the impact of the company’s expansion into the greater Washington, D.C., area. Average deposits grew 8 percent in the fourth quarter on an annualized basis compared with the third quarter of 2005.

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PNC Earns Record $1.3 Billion For 2005 — Page 2

•	Average loans for 2005 increased $6.4 billion, or 16 percent, compared with 2004, driven by consumer and commercial loan demand, as well as an increase in residential mortgages, and the impact of the company’s expansion into the greater Washington, D.C., area.

•	Noninterest expense for the fourth quarter of 2005 decreased $30 million, or 3 percent, when compared with the third quarter of 2005, driven by lower implementation costs related to the One PNC initiative. The company has begun to realize benefits from this initiative sooner than originally anticipated and remains on track to capture $400 million in value from One PNC by 2007.

•	The company invested more than $1 billion in 2005 to build scale and expand its presence into attractive markets and products. These investments include: expanding into the greater Washington, D.C., area; BlackRock’s acquisition of State Street Research & Management to build scale; and the addition of Harris Williams, a leading national mergers and acquisitions advisory firm to the middle market.

•	Asset quality remained very strong. Although some ratios increased, all remained at historically low levels. The ratio of nonperforming assets to total loans, loans held for sale and foreclosed assets was .42 percent at year-end.

Return on average common equity increased to 16.91 percent for the quarter compared with 16.71 percent in the year-earlier period and 16.13 percent in the third quarter of 2005. For 2005, return on average common equity was 16.58 percent compared with 16.82 percent in 2004.

The Consolidated Financial Highlights accompanying this news release include a reconciliation of total earnings for all business segments to consolidated net income and a reconciliation of taxable-equivalent net interest income to net interest income as reported under generally accepted accounting principles (GAAP).

BUSINESS SEGMENT RESULTS

Retail Banking*

Retail Banking earned $195 million for the quarter compared with $167 million in the fourth quarter of 2004 and $176 million for the third quarter of 2005. Compared with the year-earlier period, revenue increased 9 percent and noninterest expense increased only 5 percent, which drove the 17 percent increase in earnings. Fourth quarter earnings increased 11 percent over the previous quarter as revenue grew 2 percent and noninterest expense declined 2 percent. Full year 2005 earnings increased $72 million, to $682 million. Revenue was up 6 percent and noninterest expense increased 3 percent for 2005, resulting in a 12 percent earnings improvement over 2004.

The increase in earnings when compared with all previous periods was driven by higher taxable-equivalent net interest income fueled by continued customer and balance sheet growth along with improved fee income from customers, strong asset quality and a sustained focus on expense management.

*	The company has modified the names of its two banking businesses to more effectively describe their activities.

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PNC Earns Record $1.3 Billion for 2005 – Page 3

Additionally, full year 2005 revenue increased despite lower gains on sales of education loans in 2005 and the gain on the sale of certain Hawthorn investment consulting activities in 2004. The company’s expansion into the greater Washington, D.C., area contributed to increases in both revenue and noninterest expense.

Retail Banking results were highlighted by:

•	Achieving positive operating leverage from the linked quarter, prior year quarter and the full year.

•	Continued customer growth. Checking relationships grew by a net 172,000 since December 31, 2004 due to strong new customer acquisition, retention and expansion into the greater Washington, D.C., area.

•	Noninterest income for the fourth quarter of 2005 increased $23 million or 7 percent over the prior year quarter and full year noninterest income increased $52 million or 4 percent over 2004. The growth in fee income from both earlier periods is attributable to the consolidation of the company’s merchant services activities and higher consumer transaction fees.

•	Noninterest expense increased 5 percent in the fourth quarter of 2005 over the fourth quarter of 2004 primarily due to continued growth of the company’s branch network, the expansion into a new market and the consolidation of the company’s merchant services activities. The branch network increased a net 63 branches to a total of 839 branches at December 31, 2005, including the addition of 53 branches from expanding into the greater Washington, D.C., area.

•	Average loan balances increased $2.8 billion or 13 percent compared with the year-earlier period and increased $2.9 billion or 14 percent compared with the full year 2004. Increased small business and home equity loans, as well as an increase in residential mortgages, were the main contributors to the growth.

•	Average deposit balances increased $5.1 billion, or 13 percent, over the prior year quarter and $3.9 billion, or 10 percent, over the full year 2004. In the current rising rate environment, certificates of deposits have been the major growth product over the periods of comparison, as customers have shifted their deposit balances into higher yielding products.

•	Credit quality remained strong and stable. Annualized net charge-offs as a percentage of average loan outstandings were .20 percent in the fourth quarter of 2005 compared with .21 percent in the fourth quarter of 2004 and .18 percent in the third quarter of 2005.

Corporate & Institutional Banking*

Corporate & Institutional Banking earned $108 million in the fourth quarter, compared with $108 million for the same period last year and $118 million for the third quarter of 2005. Lower earnings when compared with the sequential quarter were primarily the result of a higher provision for credit losses. Corporate & Institutional Banking earnings were $480 million for 2005 compared with $443 million for 2004. The 8 percent increase in earnings for the year was driven by balance sheet growth, improved fee income despite significantly lower gains on sales of institutional loans held for sale, and a reduction in the provision for credit losses. The company’s acquisition of Harris Williams in October 2005 contributed to increases in both revenue and expenses.

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PNC Earns Record $1.3 Billion for 2005 – Page 4

Corporate & Institutional Banking results were highlighted by:

•	Average loan balances increased $1.2 billion, up 7 percent, for the fourth quarter of 2005 over the year-earlier quarter. The increase was driven by continued strong customer demand and the company’s expansion into the greater Washington, D.C., area partially offset by the deconsolidation of the company’s commercial paper conduit.

•	Average deposit balances for the quarter increased $1.6 billion, or 19 percent, compared with the fourth quarter of 2004. The increase was driven by strong growth in deposits from the commercial real estate servicing portfolio of Midland Loan Services, sales of treasury management products and strong liquidity positions within our customer base.

•	Taxable-equivalent net interest income for the year increased $34 million, or 5 percent, compared with the full year 2004 as a result of higher loan and deposit balances. Taxable-equivalent net interest income for the quarter declined $10 million compared with the third quarter of 2005 due primarily to the deconsolidation of the company’s commercial paper conduit and the impact of a refined method of accounting for loan origination fees and costs.

•	The $23 million loan loss provision in the fourth quarter was attributable to loan and loan commitment growth and additional provisions related to a leasing customer.

BlackRock

BlackRock earned $73 million for the quarter compared with earnings of $50 million in the year-earlier period and $61 million for the third quarter of 2005. BlackRock reported record earnings of $234 million for 2005, compared with $143 million a year ago. Earnings growth for both the year and the prior year period was primarily due to performance fees on equity hedge fund and real estate equity alternative products; higher assets under management primarily as a result of organic growth and the acquisition of State Street Research & Management; and an increase in BlackRock Solutions revenue. The after-tax impact of charges recognized in 2005 and 2004 associated with BlackRock’s Long-Term Retention and Incentive Plan (LTIP) totaled $37 million and $66 million, respectively.

Assets under management at BlackRock increased to a record $453 billion at December 31, 2005 compared with $428 billion at September 30, 2005 primarily driven by new business.

BlackRock is approximately 70 percent owned by PNC and is consolidated into PNC’s financial statements. Accordingly, approximately 30 percent of BlackRock’s earnings are recognized as minority interest expense in the Corporation’s Consolidated Income Statement and are reflected on a separate line in the Business Earnings Summary table in the Consolidated Financial Highlights.

PFPC

PFPC earned $29 million for the quarter compared with $20 million in the year-earlier period and $28 million for the third quarter of 2005. Earnings growth when compared with the linked quarter was driven by lower expenses partially offset by a decline in servicing revenue. Earnings growth for the quarter when compared with the prior year period was driven by an increase in servicing revenue. Earnings for the full

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PNC Earns Record $1.3 Billion for 2005 – Page 5

year were $104 million, a 49 percent increase over 2004 full year earnings. The full year higher earnings compared with 2004 were attributable to improved operating leverage and strong performances from custody, securities lending, and managed account services operations, reduced intercompany debt financing costs, a gain related to the resolution of a client contract dispute in the first quarter of 2005 and tax benefits related to foreign dividends repatriation and changes in state income tax apportionment methods.

PFPC provided accounting/administration services for $830 billion of net fund assets and provided custody services for $476 billion of fund assets at December 31, 2005. Increases in these statistics over a year ago reflected new business and asset inflows from existing customers. Total fund assets serviced by PFPC were $1.9 trillion at December 31, 2005 compared with $1.8 trillion at December 31, 2004.

“Other”

The “Other” category includes asset and liability management activities, related net securities gains or losses, certain trading activities, equity management activities, differences between business segment performance reporting and financial statement (GAAP) reporting, corporate overhead and intercompany eliminations. A net loss of $28 million was reported in “Other” for the quarter compared with net losses of $23 million in the year-earlier period and $30 million last quarter. The lower loss compared with the sequential quarter resulted from lower One PNC implementation costs substantially offset by lower equity management gains. The “Other” category had a net loss of $104 million for full year 2005 compared with a net loss of $27 million for 2004.

CONSOLIDATED REVENUE REVIEW

Taxable-equivalent net interest income totaled $568 million for the quarter compared with $509 million in the year-earlier period and $566 million in the third quarter of 2005. The net interest margin in the fourth quarter was 2.96 percent compared with 3.12 percent in the year-earlier period and 2.96 percent in the third quarter. In the fourth quarter of 2005, the company refined its method of accounting for loan origination fees and costs. This prospective change will result in a netting of origination costs against net interest income. This change reduced net interest income and noninterest expense for the fourth quarter by $18 million. As previously reported, the company also deconsolidated Market Street Funding Corporation, its commercial paper conduit, in October of 2005, which reduced average loans by $1.7 billion and net interest income by $4 million. All other net interest income increased by $24 million when compared with the sequential quarter. Taxable-equivalent net interest income for 2005 increased to $2.187 billion from $1.989 billion a year ago. The increases over the prior periods resulted primarily from higher income associated with increased interest-earning assets partially offset by higher costs of deposits.

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PNC Earns Record $1.3 Billion for 2005 – Page 6

Noninterest income totaled $1.151 billion for the fourth quarter compared with $904 million in the year-earlier period and $1.113 billion last quarter. The fourth quarter increase compared with the prior year period resulted primarily from higher asset management fees, increased retail banking fees and increased corporate services fees primarily related to the Harris Williams acquisition. Full year 2005 noninterest income totaled $4.162 billion compared with $3.563 billion last year. The increase for the full year was driven by higher asset management, fund servicing, consumer and corporate services fees, as well as equity management gains and client trading revenue partially offset by net securities losses related to the balance sheet repositioning the company took in the second quarter of 2005.

CONSOLIDATED EXPENSE REVIEW

Noninterest expense totaled $1.126 billion for the quarter compared with $949 million in the year-earlier period and $1.156 billion for the sequential quarter. The decrease compared with the sequential quarter was driven by lower implementation costs and accelerated savings related to the One PNC initiative, partially offset by expense growth at BlackRock. Noninterest expense for the year was $4.317 billion compared with $3.735 billion for 2004. The increases over a year ago resulted primarily from expansion into the greater Washington, D.C., area and BlackRock’s growth, including the acquisition of State Street Research & Management.

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $92.0 billion at December 31, 2005 compared with $79.7 billion a year ago and $93.2 billion at September 30, 2005. The increase in assets compared with December 31, 2004 reflected increases in loan and securities balances, in part due to expansion into the greater Washington, D.C., area, partially offset by deconsolidating the assets of Market Street Funding Corporation in October of 2005, which also led to the decrease from September 30, 2005.

Average loans of $48.8 billion for the quarter increased $5.7 billion over the year-earlier period and declined slightly compared with the sequential quarter. The increase over the fourth quarter of 2004 was driven by continued improvements in market loan demand, targeted sales efforts across PNC’s banking businesses and the company’s expansion into the greater Washington, D.C., area.

Average securities for the quarter increased $.4 billion compared with the previous quarter and increased $4.7 billion when compared to same quarter last year.

Average deposits of $60.8 billion for the quarter increased $8.9 billion over a year ago and grew 8 percent on an annualized basis over the sequential quarter. The increase compared with the year-earlier period was driven by higher money market deposits, certificates of deposit and other time deposits as well as an increase in demand deposit balances and the company’s expansion into the greater Washington, D.C., area.

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PNC Earns Record $1.3 Billion for 2005 – Page 7

The company repurchased no common shares during the quarter under its current common stock repurchase program. The impact on PNC’s capital of asset growth, including acquisitions, has restricted share repurchases and could continue to do so over the next several quarters.

ASSET QUALITY REVIEW

Overall asset quality remained very strong as the company continued to focus on lending that meets prudent risk-reward parameters. The provision for credit losses for the quarter was $24 million compared with $19 million in the year-earlier period and $16 million for the sequential quarter. The increase in the provision compared with both quarters was attributable to growth in loans and loan commitments and additional provisions related to a leasing customer.

Net charge-offs were $41 million for the quarter compared with $14 million in the year-earlier period and $15 million last quarter. The increased level of net charge-offs in the current quarter was due to the leasing customer mentioned above.

CONFERENCE CALL AND SUPPLEMENTARY FINANCIAL INFORMATION

PNC Chairman and Chief Executive Officer James E. Rohr and Chief Financial Officer Richard J. Johnson will hold a conference call for investors today at 1 p.m. Eastern Time regarding the topics addressed in this release and the related financial supplement. Investors should call five to 10 minutes before the start of the conference call at 706-643-0187. A taped replay of the call will be available for one week at 706-645-9291; enter conference ID 3428672. A slide presentation to accompany the conference call remarks may be found on PNC’s website at www.pnc.com under “For Investors.”

In addition, internet access to the call (listen-only) and to PNC’s fourth quarter and full year 2005 earnings release and supplementary financial information will be available on PNC’s website at www.pnc.com under “For Investors.” A replay of the webcast will be available on PNC’s website for 30 days.

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PNC Earns Record $1.3 Billion for 2005 – Page 8

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this news release and in the conference call regarding this news release, and we may from time to time make other statements, regarding our outlook or expectations for earnings, revenue, expenses and/or other matters regarding or affecting PNC that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. We do not assume any duty and do not undertake to update our forward-looking statements. Actual results or future events could differ, possibly materially, from those that we anticipated in our forward-looking statements, and future results could differ materially from our historical performance.

In addition to factors that we have disclosed in our 2004 annual report on Form 10-K, our third quarter 2005 report on Form 10-Q, and in other reports that we file with the SEC (accessible on the SEC’s website at www.sec.gov and on or through PNC’s corporate website at www.pnc.com) and those that we may discuss elsewhere in this news release, PNC’s forward-looking statements are subject to, among others, the following risks and uncertainties, which could cause actual results or future events to differ materially from those that we anticipated in our forward-looking statements or from our historical performance:

•	changes in political, economic or industry conditions, the interest rate environment, or the financial and capital markets (including as a result of actions of the Federal Reserve Board affecting interest rates, the money supply, or otherwise reflecting changes in monetary policy), which could affect: (a) credit quality and the extent of our credit losses; (b) the extent of funding of our unfunded loan commitments and letters of credit; (c) our allowances for loan and lease losses and unfunded loan commitments and letters of credit; (d) demand for our credit or fee-based products and services; (e) our net interest income; (f) the value of assets under management and assets serviced, of private equity investments, of other debt and equity investments, of loans held for sale, or of other on-balance sheet or off-balance sheet assets; or (g) the availability and terms of funding necessary to meet our liquidity needs;

•	the impact on us of legal and regulatory developments, including the following: (a) the resolution of legal proceedings or regulatory and other governmental inquiries; (b) increased litigation risk from recent regulatory and other governmental developments; (c) the results of the regulatory examination process, our failure to satisfy the requirements of agreements with governmental agencies, and regulators’ future use of supervisory and enforcement tools; (d) legislative and regulatory reforms, including changes to tax and pension laws; and (e) changes in accounting policies and principles, with the impact of any such developments possibly affecting our ability to operate our businesses or our financial condition or results of operations or our reputation, which in turn could have an impact on such matters as business generation and retention, our ability to attract and retain management, liquidity and funding;

•	the impact on us of changes in the nature and extent of our competition;

•	the introduction, withdrawal, success and timing of our business initiatives and strategies;

•	customer acceptance of our products and services, and our customers’ borrowing, repayment, investment and deposit practices;

•	the impact on us of changes in the extent of customer or counterparty delinquencies, bankruptcies or defaults, which could affect, among other things, credit and asset quality risk and our provision for credit losses;

•	the ability to identify and effectively manage risks inherent in our businesses;

•	how we choose to redeploy available capital, including the extent and timing of any share repurchases and acquisitions or other investments in our businesses;

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PNC Earns Record $1.3 Billion for 2005 – Page 9

•	the impact, extent and timing of technological changes, the adequacy of intellectual property protection, and costs associated with obtaining rights in intellectual property claimed by others;

•	the timing and pricing of any sales of loans or other financial assets held for sale;

•	our ability to obtain desirable levels of insurance and to successfully submit claims under applicable insurance policies;

•	the relative and absolute investment performance of assets under management; and

•	the extent of terrorist activities and international hostilities, increases or continuations of which may adversely affect the economy and financial and capital markets generally or us specifically.

Our future results are likely to be affected significantly by the results of the implementation of our One PNC initiative, as discussed in this news release and in the conference call regarding this news release. Generally, the amounts of our anticipated cost savings and revenue enhancements are based to some extent on estimates and assumptions regarding future business performance and expenses, and these estimates and assumptions may prove to be inaccurate in some respects. Some or all of the above factors may cause the anticipated expense savings and revenue enhancements from that initiative not to be achieved in their entirety, not to be accomplished within the expected time frame, or to result in implementation charges beyond those currently contemplated or some other unanticipated adverse impact. Furthermore, the implementation of cost savings ideas may have unintended impacts on our ability to attract and retain business and customers, while revenue enhancement ideas may not be successful in the marketplace or may result in unintended costs. Assumed attrition required to achieve workforce reductions may not come in the right places or at the right times to meet planned goals.

In addition, we grow our business from time to time by acquiring other financial services companies. Acquisitions in general present us with a number of risks and uncertainties related both to the acquisition transactions themselves and to the integration of the acquired businesses into PNC after closing. In particular, acquisitions may be substantially more expensive to complete (including the integration of the acquired company) and the anticipated benefits, including anticipated cost savings and strategic gains, may be significantly harder or take longer to achieve than expected. As a regulated financial institution, our pursuit of attractive acquisition opportunities could be negatively impacted due to regulatory delays or other regulatory issues. Regulatory and/or legal issues of an acquired business may cause reputational harm to PNC following the acquisition and integration of the acquired business into ours and may result in additional future costs and expenses arising as a result of those issues. Recent acquisitions, including our acquisition of Riggs National Corporation, continue to present the integration and other post-closing risks and uncertainties described above.

You can find additional information on the foregoing risks and uncertainties and additional factors that could affect the results anticipated in our forward-looking statements or from our historical performance in the reports that we file with the SEC. You can access our SEC reports on the SEC’s website at www.sec.gov and on or through our corporate website at www.pnc.com.

Also, risks and uncertainties that could affect the results anticipated in forward-looking statements or from historical performance relating to our majority-owned subsidiary BlackRock, Inc. are discussed in more detail in BlackRock’s filings with the SEC, accessible on the SEC’s website and on or through BlackRock’s website at www.blackrock.com.

The PNC Financial Services Group, Inc. is one of the nation’s largest diversified financial services organizations providing consumer and business banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management; asset management and global fund services.

[TABULAR MATERIAL FOLLOWS]

Consolidated Financial Highlights

The PNC Financial Services Group, Inc. Page 10

	Quarter ended			Year ended
Dollars in millions, except per share data Unaudited	December 31 2005	September 30 2005	December 31 2004	December 31 2005	December 31 2004
FINANCIAL PERFORMANCE

Revenue
Net interest income (taxable-equivalent basis) (a)	$568	$566	$509	$2,187	$1,989
Noninterest income	1,151	1,113	904	4,162	3,563

Total revenue	$1,719	$1,679	$1,413	$6,349	$5,552

Net income	$355	$334	$307	$1,325	$1,197

Diluted earnings per common share	$1.20	$1.14	$1.08	$4.55	$4.21
Cash dividends declared per common share	$.50	$.50	$.50	$2.00	$2.00
SELECTED RATIOS

Net interest margin	2.96%	2.96%	3.12%	3.00%	3.22%
Noninterest income to total revenue (b)	67	67	64	66	64
Efficiency (c)	66	69	67	68	68
Return on
Average common shareholders’ equity	16.91%	16.13%	16.71%	16.58%	16.82%
Average assets	1.53	1.45	1.55	1.50	1.59

Certain prior period amounts included in these Consolidated Financial Highlights have been reclassified to conform with the current period presentation.

(a)	The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than a taxable investment. To provide more meaningful comparisons of yields and margins for all earning assets, we have increased the interest income earned on tax-exempt assets to make it fully equivalent to interest income on other taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) on the Consolidated Income Statement.

The following is a reconciliation of net interest income as reported in the Consolidated Income Statement to net interest income on a taxable-equivalent basis (in millions):

	Quarter ended			Year ended
	December 31 2005	September 30 2005	December 31 2004	December 31 2005	December 31 2004
Net interest income, GAAP basis	$555	$559	$503	$2,154	$1,969
Taxable-equivalent adjustment	13	7	6	33	20

Net interest income, taxable-equivalent basis	$568	$566	$509	$2,187	$1,989

(b)	Calculated as noninterest income divided by the sum of net interest income (GAAP basis) and noninterest income.
(c)	Calculated as noninterest expense divided by the sum of net interest income (GAAP basis) and noninterest income.

Consolidated Financial Highlights

The PNC Financial Services Group, Inc. Page 11

	Quarter ended			Year ended
In millions Unaudited	December 31 2005	September 30 2005	December 31 2004	December 31 2005	December 31 2004
BUSINESS EARNINGS SUMMARY (a)
Retail Banking	$195	$176	$167	$682	$610
Corporate & Institutional Banking	108	118	108	480	443
BlackRock	73	61	50	234	143
PFPC	29	28	20	104	70

Total business segment earnings	405	383	345	1,500	1,266
Minority interest in income of BlackRock	(22)	(19)	(15)	(71)	(42)
Other	(28)	(30)	(23)	(104)	(27)

Total consolidated net income	$355	$334	$307	$1,325	$1,197

Dollars in millions, except per share data Unaudited	December 31 2005	September 30 2005	December 31 2004
BALANCE SHEET DATA
Assets	$91,969	$93,241	$79,723
Loans, net of unearned income	49,101	50,510	43,495
Allowance for loan and lease losses	596	634	607
Securities	20,710	20,658	16,761
Loans held for sale	2,449	2,377	1,670
Deposits	60,275	60,214	53,269
Borrowed funds	16,897	18,374	11,964
Shareholders’ equity	8,563	8,317	7,473
Common shareholders’ equity	8,555	8,309	7,465
Book value per common share	29.21	28.54	26.41
Common shares outstanding (millions)	293	291	283
Loans to deposits	81%	84%	82%

ASSETS UNDER MANAGEMENT (billions)	$494	$469	$383

FUND ASSETS SERVICED (billions)
Accounting/administration net assets	$830	$793	$721
Custody assets	476	475	451

CAPITAL RATIOS
Tier 1 Risk-based (b)	8.4%	8.4%	9.0%
Total Risk-based (b)	12.2	12.5	13.0
Leverage (b)	7.2	7.1	7.6
Tangible common (c)	5.0	4.9	5.7
Common shareholders’ equity to assets	9.30	8.91	9.36

ASSET QUALITY RATIOS
Nonperforming assets to loans, loans held for sale and foreclosed assets	.42%	.29%	.39%
Nonperforming loans to loans	.39	.25	.33
Net charge-offs to average loans (for the three months ended)	.33	.12	.13
Allowance for loan and lease losses to loans	1.21	1.26	1.40
Allowance for loan and lease losses to nonperforming loans	314	499	424

(a)	This summary also serves as a reconciliation of total earnings for all business segments to total consolidated net income. See our Current Reports on Form 8-K dated September 30, 2005 and December 28, 2005 and our third quarter 2005 Form 10-Q regarding changes to the presentation of results for our business segments based on our decision to reorganize our banking businesses into two units during the third quarter of 2005 and to align our reporting accordingly. Our business segment information is presented based on our management accounting practices and our management structure. We refine our methodologies from time to time as our management accounting practices are enhanced and our businesses and management structure change. Also, since the date of our December 28, 2005 Form 8-K, we have renamed our two banking business segments to more clearly describe those businesses. Retail Banking was formerly reported as Consumer Banking, while Corporate & Institutional Banking was formerly reported as Institutional Banking. The organization of these businesses did not change in the fourth quarter of 2005.
(b)	Estimated for December 31, 2005.
(c)	Common shareholders’ equity less goodwill and other intangible assets (excluding mortgage servicing rights) divided by assets less goodwill and other intangible assets (excluding mortgage servicing rights).